Exhibit 3.1

ARTICLE V
SHARES OF CAPITAL STOCK AND THEIR TRANSFER

SECTION 3.    TRANSFERS.  Transfers of shares of capital stock shall be made only upon the books of the Corporation by the holder in person or by power of attorney, duly executed, and filed with the Secretary, and on surrender of any certificate or certificates for such shares (or in the case of uncertificated shares, upon submission of proper instructions for transfer and other required documentation).